Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	525 Broadway
Van Nuys, CA 91406	Santa Monica, CA 90401
(818) 908-9868	(310) 395-2215
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports First Quarter Fiscal 2007 Results

•                  Strong international royalty revenue growth of 34.4%

•                  Total revenues were flat in first quarter principally due to unauthorized deduction by Mossimo Inc. of $900,000 of royalties due to Cherokee

•                  Company expects to recognize this $900,000 of royalties from Mossimo in our second quarter concurrent with the closing of Iconix Brand Group’s acquisition of Mossimo

VAN NUYS, CA (June 7, 2006) — Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported its highest ever revenue for its first quarter ended April 29, 2006 (the “First Quarter”). Net revenues for the First Quarter rose 0.1% to $13.228 million, compared to revenues of $13.213 million in the comparable period last year. However, First Quarter revenues include just $0.8 million attributable to Mossimo Inc., as compared to $1.2 million reported for the first quarter of last year, despite the fact that retail sales of Mossimo branded products at Target have grown during the First Quarter as compared to the comparable period last year. Cherokee believes that Mossimo Inc. has made an unauthorized deduction of $900,000 of royalties that are owed to us for sales during the First Quarter. Nonetheless, Cherokee currently expects to receive this $900,000 of royalty revenues due from Mossimo during its second quarter of fiscal 2007 concurrent with the closing of Iconix Brand Group’s acquisition of Mossimo, and it will be recognized as royalty revenues at the time such funds are received. As a consequence, Cherokee’s First Quarter royalty revenues were essentially flat when compared to the first quarter of last year.

Selling, general and administrative expenses for the three months ended April 29, 2006 were $3.5 million, up from the $3.1 million reported in the comparable period last year. Included in operating expenses this period were $0.2 million of stock option compensation expense resulting from the Company’s adoption of SFAS 123 (R).

Net earnings for the three months ended April 29, 2006 decreased by 2.9% to $5.9 million, or $0.67 per diluted share, compared to $6.1 million, or $0.69 per diluted share in the year ago period. The Company ended the quarter with cash and equivalents of $9.2 million, trade receivables of $12.6 million, and no debt.

Russell J. Riopelle, Chief Financial Officer, added, “We’re disappointed that Mossimo Inc. has made an unauthorized deduction of $900,000 to the royalty revenues due to Cherokee, but we currently expect to receive payment of this $900,000 in our second quarter and will recognize it when we receive it. However, this $900,000 difference in royalty revenues obviously affected our operating income, pre-tax income, and net earnings per share. Furthermore, although our royalty revenues from Target were down 9.7% in our First Quarter as compared to the first quarter of last year, we experienced royalty revenue growth of 34.4% for our Cherokee brand from our international licensees — primarily Tesco and Zellers. We finished the quarter with $9.2 million of cash, $12.6 million of net receivables, and no debt. In addition to the $0.60 per share dividend paid to shareholders in March, we will pay another dividend of $0.60 per share on June 15th evidencing continued execution of our goal of returning profits to shareholders.”

Robert Margolis, Chairman and CEO, said, “Our first quarter growth in revenues was satisfactory, but would have been ahead of plan had we been able to record the unauthorized deduction by Mossimo of $900,000 in royalty revenues due to us for our first quarter. Nonetheless, our growth domestically with TJX and internationally with Tesco and Zellers is ongoing. We are very excited about the team we have in place, and the many growth opportunities available to us. We look forward to continuing to execute strategies to increase value for our shareholders.”

Howard Siegel, President of Cherokee, stated, “We are pleased to report another record quarter of growth in our international royalty revenues as we continue to successfully expand and diversify the business and pursue our “world brand” strategy for Cherokee. We have begun to realize revenues from the sales of Cherokee branded products in Central Europe (Slovakia, Poland and the Czech Republic) this quarter and those volumes, along with the continued growth in the U.K. and Ireland, were a major contributor to our increased revenues.  In addition, our partners in Canada and Mexico also reported strong growth, as did our Carole Little brands licensee, TJX Companies, in the U.S. We continue to be excited by the growth opportunities for the brands we own and represent as we seek worldwide licensing agreements.”

About Cherokee Inc.
Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents. Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products. Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Carrefour (selected countries in Europe and South America) and Grupo Aviara (Mexico). Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe). Other key clients of Cherokee include Hearst Publications and Solera Capital (U.S.).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding future revenue and net income growth and timing of receipt of funds from Mossimo)  involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, our ability to timely and effectively enforce our rights to payment by Mossimo,  the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on a single licensee for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations. A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2006, and in its periodic reports on Forms 10-Q and 8-K (if any). Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Three months ended
	April 29, 2006	April 30, 2005
Royalty revenues	$13,228,000	$13,213,000

Selling, general and administrative expenses	3,536,000	3,080,000
Operating income	9,692,000	10,133,000

Other income (expenses) :
Interest expense	—	(6,000)
Investment and Interest income	127,000	58,000
Total other income (expenses), net	127,000	52,000

Income before income taxes	9,819,000	10,185,000

Income tax provision	3,905,000	4,091,000
Net income	$5,914,000	$6,094,000

Basic earnings per share	$0.67	$0.70

Diluted earnings per share	$0.67	$0.69

Weighted average shares outstanding
Basic	8,787,478	8,701,273
Diluted	8,846,036	8,800,597

CHEROKEE INC.
CONSOLIDATED BALANCE SHEETS
Unaudited

	April 29,	January 28,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$9,203,000	$11,896,000
Receivables	12,586,000	9,555,000
Prepaid expenses and other current assets	299,000	1,445,000
Deferred tax asset	528,000	1,003,000
Total current assets	22,616,000	23,899,000

Deferred tax asset	897,000	1,131,000

Property and equipment, net of accumulated depreciation of $506,000 and $474,000, respectively	282,000	305,000
Trademarks, net of accumulated amortization of $5,526,000 and $5,240,000, respectively	7,876,000	8,116,000
Other assets	15,000	15,000
Total assets	$31,686,000	$33,466,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	547,000	629,000
Other accrued liabilities	2,045,000	4,578,000
Accrued dividends payable	5,273,000	5,272,000

Total current liabilities	7,865,000	10,479,000

Stockholders' Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,788,311 and 8,787,311 shares issued and outstanding at April 29, 2006 and at January 28, 2006, respectively	175,000	175,000
Additional paid-in capital	10,006,000	9,815,000
Retained earnings	13,640,000	12,997,000
Stockholders' equity	23,821,000	22,987,000
Total liabilities and stockholders' equity	$31,686,000	$33,466,000